SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2003

IMPLANT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

MASSACHUSETTS	000-25839	04-2837126
(State or other jurisdic- tion of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 AUDUBON ROAD #5, WAKEFIELD, MA 01880

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (781) 246-0700

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.          OTHER EVENTS

On November 25, 2003, we issued 250,000 shares of Series C 5% Cumulative Convertible Preferred Stock (“Series C”) having a stated value of $10 per share pursuant to a Securities Purchase Agreement executed on November 25, 2003 with the Laurus Master Fund, Ltd. (“Laurus”).  We received $2,500,000 in gross proceeds, less a management fee and placement agent fee of approximately $125,000 and related transaction costs estimated to be an additional $39,000.  The terms of the Series C provide for repayment of outstanding principal and accrued interest in either cash or with shares of our common stock, at our option over a 16 month period beginning March 1, 2004, pursuant to an amortization schedule.  However, if the closing price for any of the 11 trading days preceding a Repayment Date was less than $7.35, the Company would be required to pay such Monthly Amount in cash at 105% of the monthly obligation.  If the payment of the Monthly Amount is made in common stock, the fixed conversion price is $6.75.  We also issued to Laurus a warrant to purchase 50,000 shares of common stock at $8.44 per share and 50,000 shares of common stock at $10.13 per share.  The Securities Purchase Agreement also provides for a security interest in substantially all of our assets.  The Securities Purchase Agreement also provides Laurus a right of first refusal on future financing arrangements during the Term.  In the event Laurus declines to exercise its right of first refusal, it hereby agrees to enter into such documentation as shall be reasonable requested by the Company in order to subordinate its rights under the Series C Preferred Stock to the subsequent financier.  No financial covenants exist.  We will utilize the proceeds of this financing to commercialize our explosives detection system, pay for certain capital equipment currently financed on a short-term basis and for general working capital purposes.

ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS

(a)          Exhibits

3.7	Certificate of Vote of Directors establishing Series C 5% Cumulative Convertible Preferred Stock, dated November 25, 2003.

10.75	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd, Dated November 25, 2003.

10.76	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. Dated November 25, 2003.

10.77	Common Stock Purchase Warrant for 100,000 shares issued to Laurus Master Fund, Ltd. Dated November 25, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPLANT SCIENCES CORPORATION

	By:	/s/ Anthony J. Armini
Anthony J. Armini

President and Chief Executive Officer

Date: December 10, 2003